[Letterhead of Dickstein Shapiro LLP]

December 7, 2006

Board of Directors
Discovery Laboratories, Inc.
350 South Main Street, Suite 307
Doylestown, PA 18901

Discovery Laboratories, Inc.--
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Discovery Laboratories, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”), as filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 7, 2006, covering the offering for resale of up to 8,444,445 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which includes (i) 4,629,630 shares (the “Shares”) of Common Stock issued to Capital Ventures International (“CVI”) pursuant to a Securities Purchase Agreement dated as of November 22, 2006 (the “Purchase Agreement”) by and between the Company and CVI, (ii) up to 2,314,815 shares of Common Stock (the “CVI Warrant Shares”) which are issuable upon the exercise of the Warrant to Purchase Common Stock, dated November 22, 2006, issued by the Company to CVI (the “CVI Warrant”), and (iii) up to 1,500,000 shares of Common Stock (the “PharmaBio Warrant Shares”) which are issuable upon the exercise of the Warrant Agreement, dated October 25, 2006, issued by the Company to PharmaBio Development Inc. (the “PharmaBio Warrant”). The Shares, the CVI Warrant Shares and the PharmaBio Warrant Shares are to be offered for resale on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act by the selling stockholders named in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Restated Certificate of Incorporation, as amended; (ii) the Company’s Amended and Restated By-Laws; and (iii) resolutions adopted by the Company’s Board of Directors. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. As to various questions of fact material to this opinion, we have also relied upon representations and warranties of the Company and upon such certificates and other instruments of officers of the Company and public officials furnished to us by the Company, in each case without independent investigation or verification of their accuracy.

Discovery Laboratories, Inc.
December 7, 2006

In our examination, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic, electronic or facsimile copies and the authenticity of the originals of such documents; (iv) the authority of all persons signing any document; (v) the enforceability of all the documents and agreements we have reviewed in accordance with their respective terms against the parties thereto; and (vi) the truth and accuracy of all matters of fact set forth in all certificates and other instruments furnished to us.

Based on and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2. The CVI Warrant Shares have been duly authorized for issuance pursuant to the CVI Warrant, and when issued and delivered in the manner described in the CVI Warrant against full payment of the consideration set forth therein, will be validly issued, fully paid and nonassessable.

3. The PharmaBio Warrant Shares have been duly authorized for issuance pursuant to the PharmaBio Warrant, and when issued and delivered in the manner described in the PharmaBio Warrant against full payment of the consideration set forth therein, will be validly issued, fully paid and nonassessable.

No opinion is expressed herein with respect to any laws other than the General Corporation Law of the State of Delaware. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

This opinion is expressed as of the date hereof. We assume no obligation to supplement this letter if any applicable laws change as of the date hereof or if we become aware of any new facts that might effect any view expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

Discovery Laboratories, Inc.
December 7, 2006

The foregoing opinion is delivered to the Board of Directors of the Company in connection with the Registration Statement and not for any other purpose.

We wish to call your attention to the fact that the fair market value of all securities of the Company that are beneficially owned by attorneys of this Firm exceeds $50,000.

Very truly yours,

/s/ Dickstein Shapiro LLP